UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2013

AEGEA, INC.
 (Exact name of registrant as specified in its charter)

Colorado	000-53377	41-2230041
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

772 U.S. Highway One, Suite 200 North Palm Beach, FL	33408
(Address of principal executive offices)	(Zip Code)

(561) 287-5422
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2013, our board of directors authorized the issuance of 1,000 shares of our Series B Preferred Stock as more fully discussed in Item 5.03 below to the following and in the amounts reflected below:

Recipient	Number of Shares
Ancient Investments Revocable Trust (1) (2)	520
Schneider Family Ventures, LLC(3)	320
Dee Investment Management, LLC(4)	160

______________________
(1)
Keith Duffy, the Company’s Chief Executive Officer and a Director beneficially owns 260 shares of the Series B Preferred stock owned by Ancient Investments Revocable Trust dated July 22, 2013, Jean F. Duffy, Trustee ("Ancient Investments").

(2)	Scott Duffy, the Company’s Executive Vice President, Chief Operating Officer and a Director beneficially owns 260 shares of the Series B Preferred stock owned by Ancient Investments.
(3)	Carran Schneider, a Director of the Company, beneficially owns the 320 shares of the Series B Preferred Stock owned by Schneider Family Ventures, LLC.
(4)
Edison Godoy and Denia Godoy, as Trustees of the Godoy Tenancy by the Entireties Trust dated June 13, 2013, beneficially own the 160 shares of the Series B Preferred Stock owned by Dee Investment Management, LLC.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 above is incorporated herein by reference.  The issuances of the Series B Preferred Stock discussed in Item 1.01 were exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(a)(2) of that act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2013 the AEGEA, Inc.’s (the “Company”) board of directors increased the size of the board to six members and appointed David Zajak, age 58, as a director of the Company to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified or until his resignation or removal.

Mr. Zajak has been the Chief Executive Officer and President of American Metal Fabricators, Inc. since December 2011, JDS Building Products, Inc. since 2007 and U.S. Powergolf, Inc. since 2010, all of which are located in West Palm Beach, Florida.  From 2002 to 2010, Mr. Zajak was the Chief Executive Officer and President of WeatherGuard Building Products, Inc., an aluminum fabricator and supplier of hurricane shutters, aluminum railing, fences and grills located in West Palm Beach, Florida.

 Compensation Arrangements:

The Company has not entered into any compensation arrangements with Mr. Zajak.

Related Party Transaction Disclosure:

Mr. Zajak and members of his immediate family were formerly members of AEGEA, LLC which was acquired by the Company on July 22, 2013.  As a result of this acquisition and his ownership interest in AEGEA, LLC, Mr. Zajak beneficially received a total of 2,352,000 shares of the Company’s common stock of which 52,600 shares are held directly, 100,000 shares by Mr. Zajak’s wife, 200,000 shares by Mr. Zajak’s children and 2,000,000 shares by SE Florida Ventures, LLC which owns 4,000,000 shares of the Company’s common stock. Mr. Zajak has a pecuniary interest in and exercises voting and dispositive control over the 50% of the Company’s common stock owned by SE Florida Ventures, LLC and disclaims beneficial ownership over the shares in which he does not have a pecuniary interest.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 4, 2013, the Company filed a Certificate of Designations under its Amended and Restated Articles of Incorporation (the “Certificate of Designations”) with the State of Colorado to (a) designate 200,000 shares of its previously authorized Preferred Stock as Series A Convertible Preferred Stock and (b) designate 1,000 shares of its previously authorized Preferred Stock as Series B Preferred Stock. The Certificate of Designations and their filing were approved by the board of directors of the Company on September 30, 2013 without shareholder approval as provided for in the Company’s articles of incorporation and under Nevada law.

Description of Series A Convertible Preferred Stock

The 200,000 shares of Series A Convertible Preferred Stock have the following the designations, rights and preferences:

•	the stated value of each share is $525,
•	the holder of the shares will be entitled to vote, on a one-for-one basis, with the holders of our common stock on all corporate matter on which common shareholder are entitled to vote,
•	the shares pay quarterly dividends in arrears at the rate of 4% per annum based on the stated value of each share,
•
each share is convertible into shares of our common stock at a conversion price of $5.00 per share, subject to adjustment, at any time upon : (i) the seventh anniversary of the original issue date of Series A Preferred Stock or (ii) the date the beneficial holder qualifies as a Permanent U.S. resident, whichever occurs earliest,

•	the shares are redeemable by us under certain conditions, and
•	the conversion price of the Series A Convertible Preferred stock is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

Description of Series B Convertible Preferred Stock

The 1,000 shares of Series B Convertible Preferred Stock have the following the designations, rights and preferences:

•	The Company is not permitted to pay or declare dividends or other distributions to the holders of the Series B Preferred Stock, whether in liquidation or otherwise,
•	the holder of the shares will be entitled to vote, on a one million-for-one basis, with the holders of our common stock on all corporate matter on which common shareholders are entitled to vote, and
•	each share is convertible into one share of our common stock.

The foregoing descriptions of the Certificate of Designation of Series A Convertible Preferred Stock and the Certificate of Designation of the Series B Preferred Stock are qualified in their entirety by reference to such certificates which are filed as Exhibits 3.1 and 3.2, respectively, hereto and are incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series A Convertible Preferred Stock.
3.2	Certificate of Designation of Series B Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGEA, INC
Date: October 4, 2013	By: /s/ Keith Duffy
Keith Duffy, Chief Executive Officer